UNIVEST CORPORATION OF PENNSYLVANIA
AND SUBSIDIARIES
EXHIBIT 21
[Item 15(c)]
Subsidiaries of the Registrant
100% Voting Securities Owned by Registrant
1)	Univest National Bank and Trust Co. — chartered in the Commonwealth of Pennsylvania — and its wholly-owned subsidiary as follows:
a.	Delview, Inc. — chartered in the State of Delaware and its wholly-owned subsidiaries:
i.	Univest Investments, Inc. — chartered in the Commonwealth of Pennsylvania

ii.	Univest Insurance, Inc. — chartered in the Commonwealth of Pennsylvania - and its wholly-owned subsidiary:
•	Allied Benefits Group, LLC- chartered in the Commonwealth of Pennsylvania
b.	TCG Investment Advisory, Inc. — chartered in the Commonwealth of Pennsylvania

c.	Univest Capital, Inc. — chartered in the Commonwealth of Pennsylvania
2)	Univest Delaware, Inc. — chartered in the State of Delaware
3)	Univest Realty Corporation — chartered in the Commonwealth of Pennsylvania
4)	Univest Reinsurance Corporation — chartered in the State of Arizona
100% Common Stock Owned by Registrant
5)	Univest Capital Trust I — chartered in the State of Delaware
All the subsidiaries do business under the above names.